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                                                                     Exhibit 4.1


                              CONSULTING AGREEMENT


         This Consulting Agreement (the "Consulting Agreement") made as of February 28, 2001, by and between Bruce Barron ("Consultant"), whose credentials are listed under the website www.emcohanover.com and I2CORP.COM with offices at 5392 S. Eastern Avenue, Building A North, Las Vegas, 89015 (the "Company").

                                   WITNESSETH

         WHEREAS, the Company requires and will continue to require consulting services relating to management, strategic planning and marketing in connection with its business; and

         WHEREAS, Consultant can provide the Company with strategic planning and marketing consulting services and is desirous of performing such services for the Company; and

         WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

         1.       APPOINTMENT.

         The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

         2.       TERM.

         The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on August 28, 2001, unless earlier terminated in accordance with paragraph 8 herein or extended as agreed to between the parties.

         3.       SERVICES.

         During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions

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and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

                  (a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

                  (b) The implementation of an international marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

                  (c) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;


                  (d) The identification, evaluation, structuring, negotiating and closing of international joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

                  (e) Advice and recommendations regarding corporate financing including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock equity private or public financing.

         4.       DUTIES OF THE COMPANY.

         The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The above will be done upon request of the consultant.

         5.       COMPENSATION.

         The Company will immediately grant Consultant the cashless option to purchase 2,500,000 shares of the Company's Common Stock with an exercise price at $.12 per share, which option shall expire on February 28, 2004 at 5:00 P.M. P.S.T. Consultant in providing the foregoing services shall be reimbursed for any pre-approved out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges.

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         6.       REPRESENTATION AND INDEMNIFICATION.

         The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

         7.       CONFIDENTIALITY

                  a. Subject to the limitations set forth in subsection b, all information disclosed to the Consultant shall be deemed "proprietary information." In particular, proprietary information shall be deemed to include any information, marketing technique, publicity technique, public relations technique, process, algorithm, computer code, computer language, program, design, drawing, mask work, formula, or test data research, work in progress, future development, engineering, manufacturing, marketing, servicing, financing, or personal matter relating to the disclosing party, its present or future products, sales, suppliers, clients, customers, employees, investors, or business, whether in whole or in part, oral, written, graphic, or in an electronic form.

                  The term "proprietary information" shall not be deemed to include any information which (i) is now, or hereafter becomes, through no act or failure to act on the part of the Consultant, generally known or available information; (ii) is known by the Consultant at the time of receiving such information as evidenced by its records; (iii) is hereafter furnished to the Consultant by a third party, as a matter of right and without restriction on non-disclosure; (iv) is independently developed by the Consultant without reference to the information disclosed hereunder; or (v) is the subject of a written permission to disclose provided by the Company.

         Not withstanding any other provision of this Agreement, disclosure of proprietary information shall not be precluded if such disclosure:

         a. Is in response to a valid order of a Court or other governmental body of the United States of America, or any other political subdivision thereof;
         b. Is otherwise required by law; or
         c. Is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

         In the event that the Consultant is requested in any proceedings before a court or any governmental body to disclose proprietary information, the Consultant shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If in the absence of a protective order, the Consultant is nonetheless compelled to disclose proprietary information, the Consultant may disclose such information without liability hereunder; provided however, that the Consultant gives the Company advanced written notice of the information to be disclosed and upon the request

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and at the expense of the Company, uses its best efforts to obtain assurances that confidential treatment will be accorded to such information.

                  b. Consultant shall maintain trust and confidence and not disclose to any third party or use for any unauthorized purpose any proprietary information received from the Company. The Consultant may use such proprietary information in the extent required to accomplish the purpose of the discussions with respect to the subject. Proprietary information shall not be used for any purpose or in any manner that would constitute a violation of a valid law or regulation, including without limitation, export control law of the United States of America. No other rights or licenses to trademarks, inventions, copyrights or patents are implied or granted under this Agreement.


         8.       MISCELLANEOUS.

         TERMINATION: This Agreement may be terminated, with cause, by either Party upon written notice to the other Party. Termination shall be effective five (5) business days from the date of such notice.

         As used in this Agreement, the term with cause shall mean, the conviction of any crime involving dishonesty or resulting in imprisonment without the option of a fine, or the material non-observance, or the material breach by Consultant of any of the material provisions of this Agreement, or the neglect, failure or refusal of consultant to carry out the duties contracted by him after due notice to the consultant of such neglect, failure or refusal.

         MODIFICATION: This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

         INSIDE TRADING: Consultant warrants not to use inside information as a basis to trade the Company's stock.

         SUPERCEDES: This Agreement supercedes any prior agreements between the above referenced parties.

         NOTICES: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number, as the Party shall have furnished in writing to the other Party.

         WAIVER: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or

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deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

         ASSIGNMENT: The Options under this Agreement are non-assignable.

         SEVERABILITY: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         DISAGREEMENTS: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Las Vegas. The interpretation and the enforcement of this Agreement shall be governed by Nevada Law as applied to residents of the State of Nevada relating to contracts executed in and to be performed solely within the State of Nevada. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

         IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

I2CORP.COM                                        CONSULTANT



/s/ DEEDEE MOLNICK                                /s/ BRUCE BARREN
----------------------------                      ------------------------------
deedee Molnick                                    Bruce Barren
Chief Executive Officer







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